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DOV Pharmaceutical, Inc.
Investor Relations and Corporate Communications
(732) 907-3600

DOV Pharmaceutical, Inc. Announces Third Quarter Results

SOMERSET, NJ, Nov. 7, 2007 - DOV Pharmaceutical, Inc. ("DOV", or the "Company") (OTCBB and Pink Sheets: DOVP) announced today results for the third quarter ending September 30, 2007.

Third Quarter 2007 Performance

For the third quarter of 2007, the Company reported a net loss attributable to common stockholders of $3.8 million, or $0.03 per share, as compared with $17.5 million, or $0.68 per share, for the comparable period in 2006. For the nine months ended September 30, 2007, the Company reported a net loss attributable to common stockholders of $6.3 million, or $0.10 per share, compared with $58.4 million, or $2.42 per share, for the comparable period in 2006. At September 30, 2007, cash and cash equivalents and marketable securities totaled $10.6 million.

Revenue. Revenue for the nine months ended September 30, 2007 is primarily comprised of the $7.5 million received from XTL Biopharmaceuticals Ltd. ("XTL") pursuant to the licensing of bicifadine on January 15, 2007 and from reimbursement of certain costs incurred by the Company for services provided during the transition period following the consummation of the licensing transaction. Revenue for the three months ended September 30, 2007 is primarily comprised of the reimbursement of certain costs incurred by the Company for services provided to XTL. Revenue for the three and nine months ended September 30, 2006 consisted of $1.1 million and $3.7 million, respectively, of amortization of the $35.0 million fee the Company received on the signing of the license, research and development agreement for its collaboration with Merck over the estimated research and development period. In December 2006, the license agreement was terminated. Thus the remaining deferred revenue was recognized during the fourth quarter of 2006 upon such termination and thus no additional revenue was recorded in the three and nine months ended September 30, 2007.

Research and Development Expense. For the nine months ended September 30, 2007, research and development expense decreased $25.8 million to $11.9 million from $37.7 million for the comparable period in 2006. Research and development expense decreased $5.8 million to $2.5 million for the third quarter of 2007 from $8.3 million for the comparable period in 2006. The Company licensed bicifadine to XTL in January 2007 and thus is no longer incurring development expenditures on this program and has reduced headcount significantly in relation to the comparable periods of 2006. For the nine months ended September 30, 2007, the decrease is primarily associated with decreases in clinical development costs for bicifadine of $21.1 million, payroll and payroll related expenses of $3.5 million, travel expenses of $474,000 and professional fees of $574,000. For the three months ended September 30, 2007, the decrease is primarily associated with decreased clinical development costs for bicifadine of $3.7 million and decreased payroll and payroll related expenses of $1.9 million.

General and Administrative Expense. For the nine months ended September 30, 2007, general and administrative expense decreased $9.4 million to $8.1 million from $17.5 million for the comparable period in 2006. General and administrative expense decreased $1.3 million to $1.7 million for the third quarter of 2007 from $3.0 million for the comparable period in 2006.

For the nine months ended September 30, 2007, the decrease is primarily attributable to decreases of $8.0 million in payroll and payroll related expenses, $642,000 in office and related expenses and $827,000 in professional fees. The decrease in payroll and payroll related expenses is primarily the result of a net decrease of $5.5 million in non-cash stock compensation, $1.4 million in severance obligations and $1.1 million in payroll and payroll related expenses due to overall lowered headcount. For the three months ended September 30, 2007, the decrease is primarily attributable to decreases of $801,000 in payroll and payroll related expenses, $286,000 in office and related expenses and $301,000 in professional fees. The decrease in payroll and payroll related expenses is primarily the result of a net decrease of $637,000 in non-cash compensation expense and $164,000 in payroll and payroll related expenses due to overall lowered headcount.

License Expense. License expense for the nine months ended September 30, 2007 is comprised of the $5.0 million paid to Wyeth and $500,000 paid to Elan in connection with the licensing of certain rights to bicifadine to XTL in January 2007. As these milestone payments are prior to FDA approval, the entire amount was expensed in the first quarter of 2007.

Interest Expense. Interest expense decreased $3.5 million to $91,000 in the nine months ended September 30, 2007, from $3.6 million in the comparable period in 2006, primarily due to the completion of the Exchange Offer and the exchange transactions in the third quarter of 2006 which reduced the aggregate bonds outstanding from $80 million in original principal amount to $0 million in original principal amount. In the nine months ended September 30, 2006, we amortized $2.1 million of deferred issuance costs on our convertible subordinated debt as it was probable that the obligations under the debenture would be substantially changed in the near term.

Gain on Revaluation of Warrants. At March 31, 2007 the Company estimated the fair value of the warrants to be distributed to common stockholders pursuant to the Exchange Offer at $4.6 million. The liability was revalued at the date the registration statement for the shares underlying the warrants was deemed effective. The liability value was reduced by $1.4 million and was recorded as other income during the second quarter ended June 30, 2007. The warrants were then reclassified from a liability to equity and, as such, no further revaluation is required.

Debt Conversion Expense. On July 26, 2006, the Company exchanged an aggregate of 3,445,000 shares of our common stock for an aggregate of $10 million in original principal amount of the then outstanding convertible debentures. As a result of the exchange, the Company recorded a $5.6 million non-cash charge related to the fair value of the additional shares issued to induce the exchange.

Gain on Extinguishment of Convertible Debentures and Other Income (Expense), Net. In March 2007, the Company consummated an Exchange Offer pursuant to which $67.5 million in principal amount of the Company’s outstanding convertible subordinated debentures were exchanged for 439,784 shares of series C and 100,000 shares of series D convertible preferred stock and $14.3 million in cash, which included interest of $843,000. The difference between the amount of the face value of the debentures and the fair value of the assets given up in the exchange of $8.4 million was recorded as a gain on debt extinguishment in the first quarter of 2007.

Recent Event
On October 29, 2007, the Company entered into an amendment to its June 30, 1998 exclusive worldwide sublicense agreement with Neurocrine Biosciences, Inc., or Neurocrine, under which the Company licensed to Neurocrine the rights to indiplon for the treatment of insomnia. In connection with the amendment, the Company received a payment from Neurocrine of $1.0 million. Among other things, this amendment modifies certain of the milestone provisions of the agreement by a reduction of $1.0 million and provides that certain of the royalties payable to the Company under the agreement may be prepaid to it upon the occurrence of specified future events and clarified certain terms of the agreement.

About DOV
DOV is a biopharmaceutical company focused on the discovery, acquisition and development of novel drug candidates for central nervous system disorders. The Company's product candidates address some of the largest pharmaceutical markets in the world including depression, pain and insomnia.

Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

▪	raise substantial additional capital in order to fund operations;
▪	obtain and maintain all necessary patents, licenses and other intellectual property rights;
▪	demonstrate the safety and efficacy of product candidates at each stage of development;
▪	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;
▪	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;
▪	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;
▪	obtain and maintain collaborations as required with pharmaceutical partners; and
▪	produce drug candidates in commercial quantities at reasonable cost and compete successfully against other products and companies.

You should also refer to the risks discussed in our filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K for the fiscal year ended December 31, 2006 that was filed on March 30, 2007 and our quarterly reports on Form 10-Q that were filed on May 15, 2007 and August 8, 2007. We qualify all our forward-looking statements by these cautionary statements. Readers should not place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

DOV PHARMACEUTICAL, INC.
CONSOLIDATED BALANCE SHEET DATA

	September 30, 2007	December 31, 2006
	(Unaudited)
Cash, cash equivalents and marketable securities	$10,633,599	$42,291,794
Restricted cash—long-term	4,211,109	4,211,109
Total assets	16,987,926	50,361,322

Working capital	9,476,068	21,137,376
Short-term debt	---	16,021,600
Long-term debt	---	53,978,400
Total stockholders' equity (deficit)	6,203,586	(29,634,088)

DOV PHARMACEUTICAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007		2006	2007		2006
	(Unaudited)			(Unaudited)
Revenue		$229,705	$1,083,429		$8,485,703	$3,741,160
Operating expenses:
Research and development expense		2,526,875	8,292,669		11,853,716	37,691,320
General and administrative expense		1,743,057	2,969,524		8,086,796	17,522,735
License expense		—	—		5,500,000	—
Loss from operations		(4,040,227)	(10,178,764)		(16,954,809)	(51,472,895)

Interest income		207,301	698,395		982,177	2,287,786
Interest expense		—	(2,369,704)		(90,924)	(3,570,455)
Gain on revaluation of warrants		—	—		1,350,000	—
Debt conversion expense		—	(5,650,226)		—	(5,650,226)
Gain on extinguishment of debt and other income, net		798	3,865		8,398,227	25,602
Net loss		$(3,832,128)	$(17,496,434)		$(6,315,329)	$(58,380,188)

Basic and diluted net loss per share	$	(0.03)	$(0.68)	$	(0.10)	$(2.42)

Weighted average shares used in computing basic and diluted net loss per share		110,753,889	25,770,070		60,883,141	24,102,851